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                     November 14, 2023

       Timothy Babich
       Chief Executive Officer
       Golden Arrow Merger Corp.
       10 E. 53rd Street, 13th Floor
       New York, NY 10022

                                                        Re: Golden Arrow Merger
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 2,
2023
                                                            File No. 001-40223

       Dear Timothy Babich:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jason Simon